UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 14, 2006

ALLION HEALTHCARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17821	11-2962027
(Commission File Number)	(IRS Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY	11747
(Address of Principal Executive Offices)	(Zip Code)

(631) 547-6520
(Registrant’s Telephone Number, Including Area Code)

____________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2006, MOMS Pharmacy of Brooklyn, Inc. (“MOMS”), a New York corporation and wholly owned subsidiary of Allion Healthcare, Inc. (the “Company”), and the Company entered into an Asset Purchase Agreement (the “Agreement”) with St. Jude Pharmacy & Surgical Supply Corp. (“St. Jude”), a New York corporation and pharmacy, Millie Chervin as the sole shareholder of St. Jude (the “Shareholder”) and Mitchell Chervin as the pharmacist-in-charge at St. Jude (the “Pharmacist-in-Charge”). The transaction closed on July 14, 2006 and was effective as of July 15, 2006.

Under the terms of the Agreement, MOMS acquired all right, title and interest in and to substantially all of St. Jude’s business and assets related to its HIV/AIDS business, including the customer list for its HIV/AIDS business, as well as prescription files and customer data, files and records and goodwill to the extent related to such customer list, and all of St. Jude’s inventory related to its HIV/AIDS business. MOMS did not assume any of St. Jude’s liabilities, all of which are required to be paid or otherwise discharged by St. Jude. In exchange, MOMS agreed to pay St. Jude a total purchase price of $10 million, payable as follows:

•	$8 million in cash at closing; and

•
$2 million to be paid in three equal installments on the 14th day of each of the three months following the closing date, if, and only if, St. Jude and its management (including the Shareholder and Pharmacist-in-Charge) provide MOMS with such reasonable assistance during such three-month period as MOMS may request to transition the business.

In addition, in consideration for the inventory, MOMS agreed to pay an amount equal to St. Jude’s acquisition cost of the inventory as calculated by MOMS and St. Jude. The Company guaranteed MOM’s obligation under the Agreement to pay the purchase price.

The Agreement contains customary representations and warranties from St. Jude, the Shareholder and the Pharmacist-in-Charge, including representations and warranties about St. Jude’s business, assets, operations and liabilities. The Agreement includes indemnification by St. Jude and the Shareholder for losses incurred by MOMS and its affiliates, including their respective directors, officers, employees, agents and representatives, that result from the inaccuracy or breach of any representation or warranty of St. Jude, the Shareholder or the Pharmacist-in-Charge, or breach of any covenant or obligation by St. Jude, under the Agreement. St. Jude and the Shareholder also agreed to indemnify against losses arising from or related to the operation of St. Jude’s business prior to the closing date and noncompliance with bulk sales and similar laws. The Agreement also includes indemnification by MOMS for losses incurred by St. Jude and its affiliates that result from, among other things, the inaccuracy or breach of any representation or warranty of MOMS, or breach of any covenant or obligation of MOMS, under the Agreement.

Under the Asset Purchase Agreement, St. Jude, the Shareholder and the Pharmacist-in-Charge also agreed to certain covenants that restrict their ability for specified periods of time to engage in a business that is competitive with the service or treatment of AIDS/HIV patients including marketing and selling of related medicines, or interfere with MOM’s business.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Asset Purchase Agreement, dated July 14, 2006, by and among MOMS Pharmacy of Brooklyn, Inc., Allion Healthcare, Inc., St. Jude Pharmacy & Surgical Supply Corp., Millie Chervin and Mitchell Chervin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLION HEALTHCARE, INC.

/s/ James G. Spencer
By: James G. Spencer
Its: Chief Financial Officer

Date: July14, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	AssetPurchase Agreement, dated July 14, 2006, by and among MOMS Pharmacy of Brooklyn, Inc., Allion Healthcare, Inc., St. Jude Pharmacy & Surgical Supply Corp., Millie Chervin and Mitchell Chervin.